Exhibit 99

SILICON LABORATORIES REPORTS RECORD QUARTER

—Company Surpasses $500 Million Revenue Milestone—

AUSTIN, Texas — July 28, 2010 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported record  revenue of $134.6 million for the second quarter and delivered record operating performance enabling better than expected earnings per share. On a trailing twelve month basis, the company crossed $500 million in revenue while achieving record profitability and earnings growth.

Financial Highlights

Second quarter revenue of $134.6 million was a nearly 30 percent increase over the same period in 2009 and a six percent sequential increase. Second quarter GAAP gross margin increased again considerably to 67.5 percent. R&D investment for the second quarter was $30.5 million.  SG&A expense was $29.7 million. GAAP operating income exceeded 20 percent for the fourth consecutive quarter, totaling 22.8 percent. The GAAP tax rate was 31 percent and included a one-time charge related to the acquisition of Silicon Clocks announced in April. Fully diluted earnings per share were $0.44, more than double compared to the same period last year.

The following non-GAAP results exclude the impact of stock compensation expense and the one-time Silicon Clocks acquisition tax expense. Non-GAAP gross margin for the quarter was up again to 67.8 percent. Non-GAAP operating expenses decreased as a percent of revenue to 37.1 percent. R&D investment increased to $26.1 million and SG&A expense increased to $23.8 million. Non-GAAP operating income exceeded 30 percent of revenue, a record for the company. Non-GAAP diluted earnings per share for the second quarter were $0.72, well above expectations. The reconciling charges are set forth in the financial measures table included below.

Share repurchases during the quarter totaled approximately $75 million.  The Board of Directors replaced the remaining share repurchase authorization with an increased $150 million authorization through the end of 2011. The company ended the quarter with $380 million in cash, cash equivalents and investments due to continued healthy cash flow from operations.

Business Summary

Strong performance for the quarter was led again by the company’s broad-based products. Revenue was up 85 percent compared to the same period last year and represented the largest percentage of the company’s revenue for the first time. Within the broad-based business, the embedded mixed-signal products had a record quarter due primarily to record MCU revenue. MCU strength resulted from strong demand for USB products and new customer ramps in applications like touchscreens and portable medical devices. The timing business also had another record quarter driven by continued demand from networking equipment makers.

The broadcast business grew by more than 20 percent compared to the second quarter of 2009. Consumer audio revenue exceeded handset revenue in the quarter due to strong ramps into new customer programs. The company also achieved key revenue and customer milestones in its video business. The company introduced a number of new products in the second quarter, including a new video demodulator as well as new clock ICs, new low power MCUs, new touch sense controllers, and new isolators and isolated gate drivers. The high level of new product activity is the outcome of the company’s focus on developing a rich R&D pipeline.

“Over the last twelve months we have become a half billion dollar revenue company, delivered above model profitability resulting in some of the best metrics in the business and generated high quality earnings growth,” said Necip Sayiner, President and CEO of Silicon Laboratories. “Putting this in the context of our steady diversification, market share gains and portfolio expansion, we believe the company will continue on its path of sustained top and bottom line growth.”

The company guided revenues for the third quarter in the range of $136 to $141 million.

Webcast and Conference Call

A conference call discussing the results will follow this press release today at 7:30 a.m. central time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1 888-484-8258 or +1 203-369-3163 (international). Replays will be available through August 11, 2010.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, difficulties developing new products that achieve market acceptance; dependence on a limited number of products and customers; intellectual property litigation risks; inventory-related risks; risks associated with acquisitions; difficulties managing international activities; difficulties managing our manufacturers and subcontractors; risks that Silicon Laboratories may not be able to manage strains associated with its growth; credit risks associated with our accounts receivable; dependence on key personnel; risks associated with divestitures; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Revenues	$134,577	$104,216	$261,296	$187,917
Cost of revenues	43,684	39,435	86,813	72,458
Gross margin	90,893	64,781	174,483	115,459
Operating expenses:
Research and development	30,509	25,868	60,431	51,937
Selling, general and administrative	29,737	26,187	57,740	49,629
Operating expenses	60,246	52,055	118,171	101,566
Operating income	30,647	12,726	56,312	13,893
Other income (expense):
Interest income	633	655	1,299	1,537
Interest expense	(22)	(51)	(45)	(103)
Other income (expense), net	(586)	342	(883)	290
Income before income taxes	30,672	13,672	56,683	15,617
Provision for income taxes	9,625	3,942	14,557	5,216

Net income	$21,047	$9,730	$42,126	$10,401

Earnings per share:
Basic	$0.46	$0.22	$0.92	$0.23
Diluted	$0.44	$0.21	$0.88	$0.23

Weighted-average common shares outstanding:
Basic	45,387	44,640	45,602	44,336
Diluted	47,371	45,975	47,649	45,229

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended July 3, 2010
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$134,577

Gross margin	90,893	67.5%	$351	$91,244	67.8%

Research and development	30,509	22.7%	4,386	26,123	19.4%

Selling, general and administrative	29,737	22.0%	5,938	23,799	17.7%

Operating expenses	60,246	44.7%	10,324	49,922	37.1%

Operating income	30,647	22.8%	10,675	41,322	30.7%

	Three Months Ended July 3, 2010
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Acquisition Tax Expense	Non-GAAP Measure
Net income	$21,047	$9,156	$3,850	$34,053

Diluted shares outstanding	47,371	—	—	47,371

Diluted earnings per share	$0.44			$0.72

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	July 3, 2010	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$80,969	$195,737
Short-term investments	272,408	214,486
Accounts receivable, net of allowance for doubtful accounts of $771 at July 3, 2010 and $567 at January 2, 2010	76,318	56,128
Inventories	29,100	31,512
Deferred income taxes	9,068	7,620
Prepaid expenses and other current assets	20,448	18,515
Total current assets	488,311	523,998
Long-term investments	26,170	24,676
Property and equipment, net	25,365	27,785
Goodwill	109,222	105,109
Other intangible assets, net	47,965	41,886
Other assets, net	23,465	19,384
Total assets	$720,498	$742,838

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,475	$28,759
Accrued expenses	23,531	25,399
Deferred income on shipments to distributors	28,953	28,470
Income taxes	1,230	6,011
Total current liabilities	83,189	88,639
Long-term obligations and other liabilities	23,832	24,403
Total liabilities	107,021	113,042
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 44,621 and 45,772 shares issued and outstanding at July 3, 2010 and January 2, 2010, respectively	4	5
Additional paid-in capital	68,660	128,262
Retained earnings	548,011	505,885
Accumulated other comprehensive loss	(3,198)	(4,356)
Total stockholders’ equity	613,477	629,796
Total liabilities and stockholders’ equity	$720,498	$742,838

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